UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/06/2005

UMB FINANCIAL CORP
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-4887

MO	43-0903811
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1010 Grand Blvd, Kansas City, MO 64106
(Address of Principal Executive Offices, Including Zip Code)

(816) 860-7889
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On January 6, the Executive Committee of UMB Financial Corporation ("UMBF") approved the UMBF 2005 Voluntary Separation Plan which is a voluntary early separation program for certain active full time or part time associates of UMBF or any of its affiliates with a combined years of age and service that equals at least 80 during any time during the 2005 calendar year. Associates participating in the plan will receive paid severance equal to one and one-half weeks compensation for each completed year of service with UMBF or its affiliates and a lump sum payment of cash based on the associate's accrued, but unused paid time off. Additionally, any associate who is currently covered by the UMBF healthcare plan and who elects to participate in the plan will receive a lump sum payment equal to the then-current employer portion of UMBF's healthcare coverage under UMBF's healthcare plan for a specified period of months based on age and will be eligible to continue healthcare coverage under the UMBF healthcare plan for a period of time.

The cost of the plan will depend on the number of associates participating in the plan; the compensation and length of employment of the associates participating in the plan; and any resulting savings from the potential reduction in total associate salaries and benefits. Approximately 288 of UMBF's 3,600 associates meet the eligibility requirements for the plan.

This Current Report on Form 8-K contains certain statements concerning expected future developments. These forward-looking statements may refer to projections of future financial performance and financial items, plans and objectives of future operations and other matters. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual future results are subject to future events and uncertainties, which could materially affect actual performance and cause future results to differ materially from those referred to in the forward-looking statements.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

UMB FINANCIAL CORP

Date: January 11, 2005.	By:	/s/ Peter J. deSilva
Peter J. deSilva
President and Chief Operating Officer